UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2025

PROMIS NEUROSCIENCES INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-41429	98-0647155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 1920 Yonge Street, Toronto, Ontario, Canada	M4S 3E2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 847-6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	PMN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2025, upon the recommendation of the Corporate Governance and Nominating Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of ProMIS Neurosciences Inc. (the “Company”), the Board appointed Slanix Paul Alex, Pharm.D. to join the Board, effective as of October 22, 2025. Dr. Alex will serve as a director until his term expires at the 2026 annual meeting of stockholders at which time he will stand for election by the Company’s stockholders. The Board determined that Dr. Alex is independent under the listing standards of Nasdaq. The compositions of the Compensation Committee, Nominating Committee and Audit Committee remain unchanged.

Dr. Alex joined Ally Bridge Group in 2023 and is the President and Portfolio Manager for the Public Equity strategy. Before joining Ally Bridge Group, Dr. Alex invested in life sciences companies as a founding Partner and Senior Analyst for Tri Locum Partners. Prior to that, Dr. Alex was an Investment Analyst for Consonance Capital Management and worked in sell-side biotechnology equity research at RBC Capital Markets and Credit Suisse. Dr. Alex began his career in strategy consulting at Bionest Partners, advising life sciences companies on business development and commercial strategy. Dr. Alex is a licensed pharmacist and holds a Pharm.D. from St John’s University.

Pursuant to the Company’s non-employee director compensation policy, Dr. Alex was granted an option (the “Initial Award”) to purchase 40,000 of the Company’s common shares (the “Common Shares”). The Initial Award vests 25% on the grant date with the remaining shares vesting ratably over thirty-six months, subject to Dr. Alex’s continuous service through the applicable vesting date. Dr. Alex will also receive an annual fee of $40,000 for service as a director. In addition, Dr. Alex will be eligible to receive, upon the conclusion of each annual meeting of stockholders, starting with the annual meeting of stockholders held in 2026, an option to purchase 20,000 Common Shares (the “Annual Award”). The Annual Award vests in full on the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders following the date the Annual Award is granted, in each case, subject to Dr. Alex’s continuous service through the applicable vesting date. Pursuant to Ally Bridge Group’s governance policy, Dr. Alex’s equity awards and cash compensation will be attributed directly to Ally Bridge MedAlpha Master Fund L.P. and not to Dr. Alex as an individual.

Dr. Alex is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Alex and any other persons pursuant to which he was selected as a director. In addition, Dr. Alex has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

Item 7.01. Regulation FD Disclosure.

On October 22, 2025, the Company issued a press release announcing Dr. Alex’s appointment to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROMIS NEUROSCIENCES INC.

Date: October 24, 2025	By:	/s/ Neil Warma
Name: Neil Warma
Title: Chief Executive Officer